MDU Resources Reports First Quarter Earnings and Increases Earnings Guidance

•	Consolidated earnings of $56.3 million, or 30 cents per share; up from 19 cents per share.

•	Oil production grows 46 percent, achieves balance with natural gas production.

•	Natural gas distribution business sees 16 percent increase in sales; electric utility has 9 percent growth in retail sales.

•	Pipeline and energy services group begins construction of diesel topping plant.

•	Construction business improves earnings and reports higher backlog.

•	Increases 2013 earnings per share guidance to a range of $1.30 to $1.40.

BISMARCK, N.D. - April 30, 2013 - MDU Resources Group, Inc. (NYSE:MDU) today reported first quarter consolidated earnings of $56.3 million, or 30 cents per common share, compared to $35.6 million, or 19 cents per share for the first quarter of 2012.

“This is our strongest first quarter performance since 2008,” said David L. Goodin, president and chief executive officer of MDU Resources. “All of our businesses are performing well and are executing their growth plans.

“Our exploration and production business increased oil production 46 percent from the same period last year,” Goodin said. “Just as important, we have achieved an important goal of balancing our oil and natural gas production. Each contributed about 46 percent of production, with natural gas liquids making up the remainder.”

The Bakken continues to be the largest oil play for Fidelity Exploration & Production Company, with first quarter oil production increasing 63 percent from the first quarter of 2012. Continuing success in the company's Paradox Basin asset, where production grew substantially from the same quarter a year previous, also was a significant contributor to the company's overall production growth.

Fidelity plans to invest about $400 million this year, about half of that in the Bakken, with a target of increasing year-over-year oil production by 25 to 30 percent, on top of the 36 percent increase achieved in 2012.

Earnings at the utility business increased 28 percent over the first quarter of 2012. Cold weather contributed to a 16 percent increase in natural gas sales. Compared to last year, temperatures during the quarter were 28 percent colder in Montana-Dakota Utilities Co.'s service territory and 22 percent colder at Intermountain Gas Company. Earnings also reflect a one-time net gain of $2.9 million from the sale of Montana-Dakota's nonregulated appliance service and repair business. Electric retail sales increased 9 percent over the same quarter in 2012 as economic growth in North Dakota's Bakken oil play continued to result in customer growth.

Transportation volumes at the pipeline and energy services business, WBI Energy, increased 15 percent from the same period in 2012, principally the result of volumes servicing natural gas processing facilities. Natural gas gathering volumes declined as producers continued to lower production in response to low natural gas prices.

In late March, WBI Energy and its partner, Calumet Specialty Products Partners, L.P., began construction of a diesel topping plant located in southwestern North Dakota. The diesel topping plant will process 20,000 barrels per day of Bakken crude oil to help supply a North Dakota market that currently imports more than half of its diesel demand. The facility is expected to be in-service late 2014.

The construction business continued to see improvements in several markets. The construction services segment experienced strong equipment sales and rental margins. The construction materials segment reduced its normal seasonal loss below levels experienced in the last two years. Backlogs have improved substantially at both construction segments compared to a year ago.

"Our solid first quarter results and substantially higher construction backlogs along with an increase in our natural gas price projection to a range of $3.75 to $4.25, has resulted in our decision to increase and narrow our earnings per share guidance range to $1.30 to $1.40," Goodin said. "Our prior guidance was $1.20 to $1.35.

“We are very pleased with the strong start to the year. Just as important, we see plenty of good opportunities ahead of us to continue growing. We plan to invest $860 million into our businesses this year, with a total capital budget of $3.9 billion between 2013 and 2017."

The company will host a webcast at 10 a.m. EDT Wednesday, May 1, to discuss earnings results and guidance. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay is (855) 859-2056, or (404) 537-3406 for international callers, conference ID 30760556.

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings First Quarter 2013 (In Millions)	Earnings First Quarter 2012 (In Millions)
Exploration and Production	$20.3	$12.9
Regulated
Electric and natural gas utilities	42.3	33.0
Pipeline and energy services	2.3	2.8
Construction Materials and Services	(8.9)	(13.5)
Other	.4	.5
Earnings before discontinued operations	56.4	35.7
Loss from discontinued operations, net of tax	(.1)	(.1)
Earnings on common stock	$56.3	$35.6

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2013, diluted, are projected in the range of $1.30 to $1.40. The company expects the approximate percentage of 2013 earnings per common share by quarter to be:

◦	Second quarter – 20 percent.

◦	Third quarter – 30 percent.

◦	Fourth quarter – 25 percent.

•	The company's long-term compound annual growth goals on earnings per share from operations are in the range of 7 to 10 percent.

•	The company continually seeks opportunities to expand through organic growth and strategic acquisitions.

•
The company focuses on creating value through vertical integration between its business units. For example, the pipeline and energy services business' partially owned diesel topping plant under construction in the Bakken region, will have the construction materials and services business involved in constructing the facility, the exploration and production business supplying production to the plant, the pipeline transporting natural gas to the plant, and the utility supplying electricity.

•
Estimated capital expenditures for 2013 are approximately $860 million, excluding noncontrolling interest capital expenditures related to the Dakota Prairie Refining joint venture. This increase of approximately $53 million as compared to 10-K disclosure in February is largely related to acceleration of expenditures associated with the construction of the diesel topping plant and higher utility investments.

Exploration and Production

	Three Months Ended
	March 31,
	2013	2012
(Dollars in millions, where applicable)
Operating revenues:
Oil	$97.8	$63.7
Natural gas liquids	7.5	9.7
Natural gas	19.9	26.4
	125.2	99.8
Operating expenses:
Operation and maintenance:
Lease operating costs	20.8	18.5
Gathering and transportation	4.3	4.3
Other	10.2	9.2
Depreciation, depletion and amortization	43.1	36.8
Taxes, other than income:
Production and property taxes	11.6	9.5
Other	.3	.4
	90.3	78.7
Operating income	34.9	21.1
Earnings	$20.3	$12.9
Production:
Oil (MBbls)	1,118	767
Natural gas liquids (MBbls)	201	190
Natural gas (MMcf)	6,713	10,047
Total production (MBOE)	2,438	2,632
Average realized prices (including hedges):
Oil (per barrel)	$87.42	$83.14
Natural gas liquids (per barrel)	$37.33	$50.85
Natural gas (per Mcf)	$2.97	$2.63
Average realized prices (excluding hedges):
Oil (per barrel)	$89.44	$93.01
Natural gas liquids (per barrel)	$37.33	$50.85
Natural gas (per Mcf)	$2.86	$1.94
Average depreciation, depletion and amortization rate, per BOE	$16.90	$13.32
Production costs, including taxes, per BOE:
Lease operating costs	$8.54	$7.02
Gathering and transportation	1.76	1.63
Production and property taxes	4.74	3.62
	$15.04	$12.27
Notes:
• Oil includes crude oil and condensate; natural gas liquids are reflected separately.
• Results are reported in barrel of oil equivalents based on a 6:1 ratio.

Earnings at this segment were $20.3 million for the first quarter of 2013, compared to $12.9 million in 2012. This increase reflects increased oil production, now 46 percent of total production, and higher average realized natural gas and oil prices of 13 percent and 5 percent, respectively. Partially offsetting the earnings increase was decreased natural gas production of 33 percent, higher depreciation, depletion and amortization expense, lower average realized natural gas liquids prices of 27 percent, increased lease operating costs, and higher production taxes.

First quarter 2013 earnings and revenues were negatively affected by a noncash fair value change, primarily related to Rockies oil hedges that no longer qualified for hedge accounting. First quarter 2012 earnings and revenues were negatively affected by a noncash ineffectiveness loss also associated with Rockies oil hedges. Absent these non-cash adjustments, earnings for the quarters would have been $24.0 million for 2013, and $15.6 million for 2012. Effective April 1, the company has elected to discontinue hedge accounting for all of its commodity derivative instruments and, therefore, all prospective changes in the fair value of the company's commodity derivative instruments will be recorded in the income statement.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects to spend approximately $400 million in capital expenditures in 2013. With improving well cost efficiencies and having essentially completed the extensive 2012 exploration program, the capital program will focus on growth projects where the company expects higher returns, namely the Bakken, Paradox Basin and Texas, as described below. Follow-up on development activity of the 2012 exploration program (beyond the activity in the Paradox) could take place in late 2013 or early 2014 depending upon the economic competitiveness of those plays once they are fully appraised. The 2013 planned capital expenditure total does not include potential acquisitions.

•
For 2013, the company expects a 25 to 30 percent increase in oil production, a flat to slight increase in natural gas liquids production, and a 15 to 25 percent decrease in natural gas production. The majority of the capital program is focused on growing oil production considering current relative commodity prices. The company expects to return to some natural gas development when the commodity prices make it more profitable to do so.

•	The company has a total of five drilling rigs deployed on its acreage in the Bakken, Paradox and Texas areas.

•	Bakken areas

◦	The company owns a total of approximately 127,000 net acres of leaseholds in Mountrail, Stark and Richland counties.

◦
Capital expenditures are expected to total approximately $200 million in 2013. The company is currently operating three rigs in the play; with improving drilling efficiencies and other factors that number could vary across the year from two to three rigs.

•	Paradox Basin, Utah

◦	The company has increased its holding to approximately 92,000 net acres and also has an option to lease another 20,000 acres.

◦	The Cane Creek 18-1 well was brought on line in April and is currently flowing at approximately 1,000 BOPD with a flowing tube pressure of approximately 2,000 psi.

◦
The company is continuing to proceed systematically in this play, and anticipates spending $70 million of capital expenditures in 2013. As the play is fully understood, the opportunity to ramp up to full-scale development could increase the planned investment. At this point, the potential appears very significant.

◦	Approximately 50 to 75 future net locations have been identified. Estimated gross ultimate recovery rates per well range from 250,000 to 1 million barrels.

•	Texas

◦	The company is targeting areas that have the potential for higher liquids content with approximately $40 million of capital planned for this year.

•	Other opportunities

◦
The company completed drilling a horizontal well during April in Sioux County, Neb. Completion operations will be conducted during the second quarter. Upon evaluation of this well, the company may exercise an option to purchase a 65 percent working interest in approximately 79,000 gross acres.

◦	The remaining forecasted 2013 capital has been allocated to other operated and non-operated opportunities.

•
Earnings guidance reflects estimated average NYMEX index prices for May through December in the ranges of $85 to $95 per barrel of crude oil, and $3.75 to $4.25 per Mcf of natural gas. Estimated prices for natural gas liquids are in the range of $30 to $45 per barrel.

•
For the last nine months of 2013, the company has hedged 9,000 BOPD utilizing swaps and costless collars with a weighted average price of $98.67 and $92.50/$107.03 (floor/ceiling) respectively, and 50,000 MMBtu of natural gas per day, with an additional 10,000 MMBtu per day for September through December, utilizing swaps at a weighted average price of $3.76.

•
For the first six months of 2014, the company has hedged 2,000 BOPD utilizing swaps with a weighted average price of $95.075, and for 2014 the company has hedged 20,000 MMBtu of natural gas per day utilizing swaps at a weighted average price of $4.13.

•	For 2015, the company has hedged 10,000 MMBtu of natural gas per day utilizing a swap at $4.2825.

•	The hedges that are in place as of April 30 are summarized in the following chart:

Commodity	Type	Index	Period Outstanding	Forward Notional Volume (Bbl/MMBtu)	Price (Per Bbl/MMBtu)
Crude Oil	Collar	NYMEX	4/13 - 12/13	275,000	$95.00-$117.00
Crude Oil	Collar	NYMEX	4/13 - 12/13	275,000	$90.00-$97.05
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$95.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$95.30
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$100.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$100.02
Crude Oil	Swap	NYMEX	4/13 - 12/13	275,000	$102.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	275,000	$104.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	275,000	$98.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$94.15
Crude Oil	Swap	NYMEX	4/13 - 12/13	137,500	$94.00
Crude Oil	Swap	NYMEX	4/13 - 12/13	275,000	$97.45
Crude Oil	Swap	NYMEX	1/14 - 6/14	181,000	$95.15
Crude Oil	Swap	NYMEX	1/14 - 6/14	181,000	$95.00
Natural Gas	Swap	NYMEX	4/13 - 12/13	2,750,000	$3.76
Natural Gas	Swap	NYMEX	4/13 - 12/13	2,750,000	$3.90
Natural Gas	Swap	NYMEX	4/13 - 12/13	2,750,000	$4.00
Natural Gas	Swap	NYMEX	4/13 - 12/13	5,500,000	$3.50
Natural Gas	Swap	NYMEX	9/13 - 12/14	4,870,000	$4.13
Natural Gas	Swap	NYMEX	1/14 - 12/14	3,650,000	$4.13
Natural Gas	Swap	NYMEX	1/15 - 12/15	3,650,000	$4.2825

Regulated
Electric and Natural Gas Utilities

Electric
	Three Months Ended
	March 31,
	2013	2012
(Dollars in millions, where applicable)
Operating revenues	$64.6	$58.0
Operating expenses:
Fuel and purchased power	21.6	18.4
Operation and maintenance	16.4	16.2
Depreciation, depletion and amortization	8.6	8.1
Taxes, other than income	2.9	2.7
	49.5	45.4
Operating income	15.1	12.6
Earnings	$9.8	$7.5
Retail sales (million kWh)	842.6	769.7
Sales for resale (million kWh)	7.4	1.9
Average cost of fuel and purchased power per kWh	$.024	$.022

Natural Gas Distribution
	Three Months Ended
	March 31,
	2013	2012
	(Dollars in millions)
Operating revenues	$331.7	$307.9
Operating expenses:
Purchased natural gas sold	213.4	199.3
Operation and maintenance	34.1	35.3
Depreciation, depletion and amortization	12.2	11.2
Taxes, other than income	16.3	16.1
	276.0	261.9
Operating income	55.7	46.0
Earnings	$32.5	$25.5
Volumes (MMdk):
Sales	44.9	38.7
Transportation	38.2	37.9
Total throughput	83.1	76.6
Degree days (% of normal)*
Montana-Dakota/Great Plains	98%	77%
Cascade	99%	101%
Intermountain	114%	93%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported record earnings of $42.3 million in the first quarter of 2013, compared to $33.0 million for the same period in 2012. The earnings increase reflects increased natural gas retail sales volumes resulting from colder weather than last year, as well as higher electric retail sales volumes. Also contributing to the increase was a gain of $2.9 million (after tax) from the sale of Montana-Dakota's nonregulated appliance service and repair business. Partially offsetting the earnings increase was higher depreciation, depletion and amortization expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company filed an application Feb. 11 with the North Dakota Public Service Commission for approval of an environmental cost recovery rider related to costs for the required environmental retrofit at the Big Stone Station.

•
The company filed an application Dec. 21 with the South Dakota Public Utilities Commission for a natural gas rate increase requesting a total of $1.5 million annually or approximately 3.3 percent above current rates. The case includes the costs associated with the increased investment in facilities, including ongoing investment in new and replacement distribution facilities, the landfill gas production facility, an operations building, automated meter reading and new customer billing system.

•
The company filed an application Sept. 26 with the Montana Public Service Commission for a natural gas rate increase requesting a total of $3.5 million annually or approximately 5.9 percent above current rates. The case includes the costs associated with the increased investment in facilities, including ongoing investment in new and replacement distribution facilities, the landfill gas production facility, a region operations building, automated meter reading and new customer billing system. The company requested an interim increase of $1.7 million or approximately 2.9 percent. The commission granted an interim increase of approximately $850,000 annually effective April 15. A hearing scheduled for May 1 was postponed with no date currently set.

•
The EPA approved the South Dakota Regional Haze Program, which requires the Big Stone Station to install and operate a best-available retrofit technology air-quality control system to reduce emissions of particulate matter, sulfur dioxide and nitrogen oxides. The company's share of the cost for the installation is estimated at $100 million and is expected to be complete in 2015. The NDPSC has approved advance determination of prudence for recovery of costs related to this system in electric rates charged to customers.

•
The company plans to construct and operate an 88-megawatt simple-cycle natural gas turbine and associated facilities, with an estimated project cost of $86 million and a projected in-service date in late 2014. It will be located on owned property that is adjacent to the company's Heskett Generating Station near Mandan, N.D. The capacity is necessary to meet the requirements of the company's integrated electric system customers and will be a partial replacement for third-party contract capacity expiring in 2015. Advance determination of prudence and a Certificate of Public Convenience and Necessity have been received from the NDPSC.

•
Planned investments are approximately $75 million for 2013 to serve the growing electric and natural gas customer base associated with the Bakken oil development in western North Dakota and eastern Montana.

•	Rate base growth is projected to be approximately 6 percent compounded annually over the next five years.

•
The company is analyzing potential projects for accommodating load growth in its industrial and agricultural sectors, with company- and customer-owned pipeline facilities designed to serve existing facilities served by fuel oil or propane, and to serve new customers. The company is currently engaged in a 30-mile natural gas line project into the Hanford Nuclear Site in Washington.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system in the Pacific Northwest and Idaho.

•	Opportunities associated with the potential development of high-voltage transmission lines and system enhancements targeted toward delivery of energy to major market areas are being pursued.

Pipeline and Energy Services
	Three Months Ended
	March 31,
	2013	2012
	(Dollars in millions)
Operating revenues	$46.4	$49.6
Operating expenses:
Purchased natural gas sold	12.8	16.0
Operation and maintenance	17.2	17.1
Depreciation, depletion and amortization	7.2	6.2
Taxes, other than income	3.4	3.5
	40.6	42.8
Operating income	5.8	6.8
Earnings	$2.3	$2.8
Transportation volumes (MMdk)	36.8	32.0
Natural gas gathering volumes (MMdk)	9.9	14.2
Customer natural gas storage balance (MMdk):
Beginning of period	43.7	36.0
Net withdrawal	(19.0)	(8.7)
End of period	24.7	27.3

This segment reported first quarter earnings of $2.3 million, compared to earnings of $2.8 million for the same period in 2012. The earnings decrease reflects lower natural gas gathering volumes from existing operations, partially offset by higher oil and natural gas gathering and processing volumes from a May 2012 acquisition.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company has formed a limited liability company with Calumet Specialty Products Partners, L.P. called Dakota Prairie Refining, LLC, to develop, build and operate a 20,000 barrel-per-day diesel topping plant in southwestern North Dakota. Construction began on the facility in late March and when complete will process Bakken crude and market the diesel within the Bakken region. Total project costs are estimated to be approximately $300 million, with a projected in-service date in late 2014.

•
In May 2012 the company purchased a 50 percent undivided interest in Whiting Oil and Gas Corp.'s Pronghorn natural gas and oil midstream assets near Belfield, N.D., in the Bakken area. The company invested approximately $100 million in 2012 including the purchase price. The Belfield natural gas processing plant has an inlet processing capacity of 35 MMcf per day. The company will receive a full year of benefit from this acquisition in 2013.

•
In August the company placed in service approximately 13 miles of high-pressure transmission pipeline from the Stateline processing facilities in northwestern North Dakota to deliver natural gas into the Northern Border Pipeline, which is expected to result in increased transportation volumes for 2013.

•	Dry natural gas gathering volumes are expected to be lower in 2013 compared to 2012 because of curtailments and the deferral of development activity by producers.

•
The company recently reached an agreement to construct a pipeline in 2014 to connect the planned Garden Creek II gas processing plant in northwestern North Dakota to deliver natural gas into the Northern Border Pipeline.

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region, which includes portions of Colorado, Montana, North Dakota and Wyoming, is expanding, most notably the Bakken area of North Dakota and eastern Montana. The company owns an extensive natural gas pipeline system in the Bakken area. Ongoing energy development is expected to have many direct and indirect benefits to this business.

Construction

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2013	2012
	(Dollars in millions)
Operating revenues	$166.3	$149.4
Operating expenses:
Operation and maintenance	166.6	157.0
Depreciation, depletion and amortization	19.0	19.8
Taxes, other than income	8.5	8.0
	194.1	184.8
Operating loss	(27.8)	(35.4)
Loss	$(20.6)	$(24.9)
Sales (000's):
Aggregates (tons)	2,958	2,493
Asphalt (tons)	149	100
Ready-mixed concrete (cubic yards)	480	468

Construction Services
	Three Months Ended
	March 31,
	2013	2012
	(In millions)
Operating revenues	$231.4	$218.2
Operating expenses:
Operation and maintenance	198.4	187.9
Depreciation, depletion and amortization	3.0	2.8
Taxes, other than income	9.6	7.8
	211.0	198.5
Operating income	20.4	19.7
Earnings	$11.7	$11.4

The combined construction businesses reported a first quarter loss of $8.9 million, compared to a loss of $13.5 million a year ago. A decreased seasonal loss at the materials group reflects higher aggregate, asphalt and construction margins, and the services group reported higher equipment sales and rental margins. Partially offsetting these increases were lower margins in the Central and Mountain regions at the services group.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•
The construction materials approximate work backlog as of March 31 was $589 million, compared to $532 million a year ago. Private work represents 12 percent of construction backlog, up from 9 percent a year ago. Public work represents 88 percent of backlog. The March 31 approximate backlog at construction services was $465 million, compared to $333 million a year ago. The backlogs include a variety of projects such as highway paving projects, airports, bridge work, reclamation, harbor expansions, substation and line construction, solar and other commercial, institutional and industrial projects including refinery work.

•	The company's approximate backlog in North Dakota was $67 million, compared to $41 million a year ago.

•
Projected revenues included in the company's 2013 earnings guidance are in the range of $1.5 billion to $1.7 billion for construction materials and $900 million to $1 billion for construction services.

•	The company anticipates margins in 2013 to be higher compared to 2012.

•
The company continues to pursue opportunities for expansion in energy projects such as refineries, transmission, substations, utility services, solar, wind towers and geothermal. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Other

	Three Months Ended
	March 31,
	2013	2012
	(In millions)
Operating revenues	$2.2	$2.1
Operating expenses:
Operation and maintenance	1.3	1.3
Depreciation, depletion and amortization	.5	.5
	1.8	1.8
Operating income	.4	.3
Income from continuing operations	.4	.5
Loss from discontinued operations, net of tax	(.1)	(.1)
Earnings	$.3	$.4

Use of Non-GAAP Financial Measure
The company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data for the exploration and production segment. The data reflects an adjustment to exclude a first quarter 2013 noncash fair value change of a negative $3.7 million after-tax primarily related to oil hedges that no longer qualified for hedge accounting and a first quarter 2012 noncash ineffectiveness loss associated with oil hedges of $2.7 million after-tax. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company's continuing operating results. Also, the company's management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s exploration and production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•
Actual quantities of recoverable oil, natural gas liquids and natural gas reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts. There is a risk that changes in estimates of proved reserve quantities or other factors including downward movements in prices, could result in additional future noncash write-downs of the company's oil and natural gas properties.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•	Weather conditions can adversely affect the company’s operations, and revenues and cash flows.

•	Competition is increasing in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	An increase in costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the various contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.
	Three Months Ended
	March 31,
	2013	2012
(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$931.6	$852.8
Operating expenses:
Fuel and purchased power	21.6	18.4
Purchased natural gas sold	199.2	185.4
Operation and maintenance	460.1	444.5
Depreciation, depletion and amortization	93.6	85.4
Taxes, other than income	52.6	48.0
	827.1	781.7
Operating income	104.5	71.1
Earnings (loss) from equity method investments	(.3)	1.2
Other income	1.3	1.1
Interest expense	20.9	19.4
Income before income taxes	84.6	54.0
Income taxes	28.0	18.1
Income from continuing operations	56.6	35.9
Loss from discontinued operations, net of tax	(.1)	(.1)
Net income	56.5	35.8
Dividends declared on preferred stocks	.2	.2
Earnings on common stock	$56.3	$35.6

Earnings per common share – basic:
Earnings before discontinued operations	$.30	$.19
Discontinued operations, net of tax	—	—
Earnings per common share – basic	$.30	$.19
Earnings per common share – diluted:
Earnings before discontinued operations	$.30	$.19
Discontinued operations, net of tax	—	—
Earnings per common share – diluted	$.30	$.19
Dividends declared per common share	$.1725	$.1675
Weighted average common shares outstanding – basic	188.8	188.8
Weighted average common shares outstanding – diluted	189.2	189.2

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Other Financial Data
Book value per common share	$14.09	$14.61
Market price per common share	$24.99	$22.39
Dividend yield (indicated annual rate)	2.8%	3.0%
Price/earnings ratio*	***	20.7x
Market value as a percent of book value	177.4%	153.3%
Net operating cash flow**	$137	$125
Total assets**	$6,828	$6,539
Total equity**	$2,675	$2,774
Total debt **	$1,827	$1,416
Capitalization ratios:
Total equity	59%	66%
Total debt	41	34
	100%	100%
    *    Represents 12 months ended
  **    In millions
***    Not meaningful because of effects of 2012 noncash write-downs of $246.8 million after tax